Filed Pursuant To Rule 433

Registration No. 333-217785

June 22, 2017

SPDR® ETF Options Report May 2017 20 Day Average 20 Day Average 20 Day Average 20 Day Average Total Open Total Open Ticker Name ETF Volume Total Option Volume Call Option Volume Put Option Volume Interest (Call) Interest (Put) XLF Financial Select Sector SPDR Fund 75,257,952 201,428 108,966 92,462 2,210,660 3,076,519 SPY SPDR S&P500 ETF Trust 69,604,672 2,393,960 964,191 1,429,769 6,331,157 16,985,170 XOP SPDR S&P Oil & Gas Exploration & Production ETF 21,246,402 181,734 63,672 118,062 1,033,746 1,778,462 XLE Energy Select Sector SPDR Fund 17,814,732 61,114 29,341 31,773 695,306 768,638 XLK Technology Select Sector SPDR Fund 14,410,187 29,442 7,095 22,347 130,154 496,605 XLP Consumer Staples Select Sector SPDR Fund 11,536,886 25,421 4,706 20,715 78,556 600,424 XLU Utilities Select Sector SPDR Fund 11,288,246 32,430 14,492 17,938 225,686 625,880 XLI Industrial Select Sector SPDR Fund 10,801,909 10,987 3,704 7,283 88,845 298,487 KRE SPDR S&P Regional Banking ETF 8,242,833 28,659 17,262 11,397 332,595 245,863 JNK SPDR Bloomberg Barclays High Yield Bond ETF 7,687,527 935 16 919 4,691 92,663 GLD® SPDR Gold Shares 7,556,908 126,219 70,573 55,646 2,481,070 1,038,652 XLV Health Care Select Sector SPDR Fund 6,679,341 10,349 5,433 4,916 82,394 290,575 XLY Consumer Discretionary Select Sector SPDR Fund 4,544,100 5,283 2,896 2,387 63,659 174,943 XLB Materials Select Sector SPDR Fund 4,482,911 6,452 3,663 2,789 57,463 155,072 XRT SPDR S&P Retail ETF 4,346,406 10,659 4,352 6,307 133,745 105,346 XBI SPDR S&P Biotech ETF 4,097,263 24,752 8,698 16,054 138,164 313,351 FEZ SPDR EURO STOXX 50 ETF 3,867,638 17,718 12,810 4,908 286,845 178,037 XME SPDR S&P Metals & Mining ETF 2,965,156 8,044 3,158 4,886 91,460 132,855 DIA SPDR Dow Jones Industrial Average ETF Trust 2,627,882 26,789 15,079 11,710 232,060 219,198 KBE SPDR S&P Bank ETF 2,140,029 2,374 1,580 794 49,565 57,060 SJNK SPDR Bloomberg Barclays Short Term High Yield Bond ETF 1,620,219 1 1 84 XLRE Real Estate Select Sector SPDR Fund 1,565,761 120 56 64 1,318 2,216 MDY SPDR S&P MidCap 400 ETF Trust 1,312,313 1,104 470 634 33,614 45,596 XHB SPDR S&P Homebuilders ETF 1,273,199 2,811 762 2,049 35,551 76,597 CWB SPDR Bloomberg Barclays Convertible Securities ETF 721,169 6 3 3 165 244 XES SPDR S&P Oil & Gas Equipment & Services ETF 606,572 470 379 91 8,618 948 SDY SPDR S&P Dividend ETF 531,497 41 29 12 2,828 811 Source: Bloomberg as of 06/15/2017. [Graphic Appears Here]

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
CWI	SPDR MSCI ACWI ex-US ETF	502,202	19	5	14	90	255
BIL	SPDR Bloomberg Barclays 1–3 Month T-Bill ETF	491,290	2	1	1	3	1
RWX	SPDR Dow Jones International Real Estate ETF	429,238	3	—	3	13	83
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	403,048	1	—	1	81	156
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	257,009	3	—	3	—	94
RWR	SPDR Dow Jones REIT ETF	174,700	12	9	3	176	106
DWX	SPDR S&P International Dividend ETF	168,279	4	3	1	6	33
RWO	SPDR Dow Jones Global Real Estate ETF	158,371	2	1	1	2	26
XSD	SPDR S&P Semiconductor ETF	119,832	6	3	3	87	91
GNR	SPDR S&P Global Natural Resources ETF	115,205	10	3	7	52	120
GWL	SPDR® S&P® World ex-US ETF	114,353	2	1	1	10	—
KIE	SPDR S&P Insurance ETF	100,836	16	9	7	126	366
XAR	SPDR S&P Aerospace & Defense ETF	98,588	19	13	6	437	211
GWX	SPDR S&P International Small Cap ETF	81,678	4	1	3	—	55
XPH	SPDR S&P Pharmaceuticals ETF	72,050	4	3	1	352	226
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	61,167	10	5	5	66	231
GXC	SPDR S&P China ETF	56,314	6	2	4	38	91
EWX	SPDR S&P Emerging Markets SmallCap ETF	48,593	4	2	2	33	30
EDIV	SPDR S&P Emerging Markets Dividend ETF	47,451	1	—	1	—	11
GUR	SPDR S&P Emerging Europe ETF	13,521	4	3	1	60	19
KCE	SPDR S&P Capital Markets ETF	6,146	1	1	—	29	17

Source: Bloomberg as of 06/15/2017.

State Street Global Advisors

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SPDR® ETF Options Report ssga.com | spdrs.com | spdrgoldshares.com State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 786 3000. Important Risk Information This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies. Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market. Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole. Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Investing in commodities entails significant risk and is not appropriate for all investors. The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. 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Important Information Relating to SPDR Gold Shares Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. For more information, please contact the Marketing Agent for GLDW: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.     © 2017 State Street Corporation. All Rights Reserved. State Street Global Advisors ID9839-IBG-24041 0617 Exp. Date: 06/30/2018 SPD001356

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.